The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424 (b)(2)

Registration Statement No. 333-89164
SUBJECT TO COMPLETION
Preliminary Prospectus Supplement Dated November 12, 2002

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 5, 2002)

$

Archstone-Smith Operating Trust

       % Notes due

        The notes will bear interest at the rate of      % per year. Interest on the notes is payable on                                         and                                              of each year, beginning on                                             . The notes will mature on                     ,           . We may redeem some or all of the notes at any time and from time to time at our option. The redemption prices are discussed under the heading “Description of Notes — Optional Redemption.”

      The notes will be senior unsecured obligations of our company, will not be subject to a sinking fund and will not be convertible or exchangeable into other securities. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding.

       Investing in the notes involves risks. See “Risk Factors” beginning on page 2 of the accompanying prospectus.

Per Note	Total

Public offering price(1)%	$
Agents’ commission %	$
Proceeds to us (before expenses)%	$

(1)	Plus accrued interest, if any, from , if settlement occurs after that date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      We are offering these notes to the Core Investment Grade Bond Trust I and ultimately to purchasers of pass-through certificates of the Core Investment Grade Bond Trust I offered simultaneously herewith through Core Bond Products LLC, as depositor of the Core Investment Grade Bond Trust I, utilizing the services of Banc of America Securities LLC and J.P. Morgan Securities Inc., as our agents. Each of Banc of America Securities LLC and J.P. Morgan Securities Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

      The notes will be delivered to investors on or about                              ,            in book-entry form only through the facilities of The Depository Trust Company.

Banc of America Securities LLC	JPMorgan

The date of this prospectus supplement is                        , 2002.

USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
PLAN OF DISTRIBUTION
LEGAL MATTERS
FORWARD-LOOKING STATEMENTS
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
EXPERTS
LEGAL MATTERS

      You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

      References to “we,” “us,” and “our” in this prospectus supplement and the accompanying prospectus are to Archstone-Smith Operating Trust and its consolidated subsidiaries, unless the context otherwise requires.

USE OF PROCEEDS

      The net proceeds from the sale of the notes are expected to be approximately $           million, after deducting commissions and offering expenses. The net proceeds will be used to repay a portion of the borrowings under our unsecured revolving credit facilities. We currently have $800 million in total borrowing capacity under these unsecured credit facilities, with approximately $455.0 million outstanding and an available balance of approximately $345.0 million at November 6, 2002. Amounts repaid under the unsecured credit facilities may be reborrowed and we expect to make additional borrowings under the unsecured credit facilities following this offering for the development and acquisition of apartment communities and for working capital purposes. Our $700 million unsecured credit facility, which is led by JPMorgan Chase Bank, bears interest at the greater of prime or the federal funds rate plus 0.50% or, at our option, LIBOR plus 0.65%. The spread over LIBOR can vary from 0.50% to 1.25% based upon the rating of our long-term unsecured senior notes. Under a competitive bid option, we may be able to borrow up to $350 million at a lower interest rate spread over LIBOR depending on market conditions. The credit facility is scheduled to mature in December 2003 and may be extended for one year at our option. Our $100 million short-term credit facility is with JPMorgan Chase Bank and bears interest at the rate agreed among the parties at the time of a borrowing.

RATIO OF EARNINGS TO FIXED CHARGES

      For the purpose of computing these ratios, “earnings” consist of earnings from operations plus fixed charges other than capitalized interest and “fixed charges” consist of interest on borrowed funds (including capitalized interest) and amortization of debt discount and expense.

Six Months Ended
June 30,		Year Ended December 31,

2002(1)	2001(1)	2001(1)	2000	1999	1998	1997(2)

2.1	1.9	2.0	1.9	1.9	1.9	1.1

(1)	In determining earnings and fixed charges, information for Charles E. Smith, which merged with us on October 31, 2001, was included for the last two months of the year ended December 31, 2001 and the six months ended June 30, 2002 only.

(2)	Earnings from operations for 1997 included a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring our real estate investment trust and property management companies from Security Capital Group Incorporated. Excluding this charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.

DESCRIPTION OF NOTES

      The following description of the terms of the notes, which are referred to in the accompanying prospectus as the “debt securities,” supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is hereby made.

General

      The notes constitute a series of debt securities, which are more fully described in the accompanying prospectus, to be issued pursuant to an Indenture, dated as of February 1, 1994, as supplemented by the First Supplemental Indenture, dated as of February 2, 1994, between us and State Street Bank and Trust Company, as trustee. We refer to this document as the indenture. The terms of the notes include those provisions contained in the indenture, the terms of which are more fully described in the accompanying prospectus, and those made part of the indenture by reference to the Trust Indenture Act of 1939. The notes are subject to all of these terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement of those terms. As of September 30, 2002 we had $1.7 billion of unsecured long-term indebtedness outstanding pursuant to the indenture and aggregate unsecured long-term indebtedness of $1.8 billion.

      The notes will initially be limited to $                    aggregate principal amount. We may in the future, without the consent of holders, issue additional notes on the same terms and conditions and with the same CUSIP number as the notes being offered hereby. The notes will be our direct, senior unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes are subordinated to our secured indebtedness and are effectively subordinated to all indebtedness of our consolidated subsidiaries (approximately $2.2 billion of senior and secured debt was outstanding at September 30, 2002).

      As of September 30, 2002, our total outstanding indebtedness, including indebtedness of our consolidated subsidiaries, was approximately $4.3 billion.

      Reference is made to the section entitled “Description of Debt Securities — Covenants” in the accompanying prospectus for a description of the covenants applicable to the notes. The defeasance and covenant defeasance provisions of the indenture described under “Description of Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes. Each of the covenants described in the accompanying prospectus under the caption “Description of Debt Securities — Covenants” will be subject to defeasance.

      The notes will only be issued in fully registered form in denominations of $1,000 and integral multiples of $1,000.

      Except as set forth under “Description of Debt Securities — Covenants — Limitations on Incurrence of Debt” in the accompanying prospectus, the indenture does not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the notes protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control.

Principal and Interest

      The notes will bear interest at the rate of      % per year and will mature on                     ,           . The notes will bear interest from                        and interest will be payable semi-annually in arrears on                          and                            of each year, commencing on                           (each such date being an “interest payment date”) to the persons in whose name the notes are registered in the security register on the preceding                      or                      , whether or not a business day, as the case may be (each such date being a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

      If any interest payment date or the maturity date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after the interest payment date or the maturity date, as the case may be, until the next business day. A business day means any day, other than a Saturday or Sunday, or legal holiday on which banks in The City of New York or The City of Boston are not required or authorized by law or executive order to be closed.

Optional Redemption

      The notes may be redeemed at any time and from time to time at our option, in whole or in part, at a redemption price equal to the sum of the principal amount of the notes being redeemed plus accrued interest thereon to the redemption date and the make-whole amount, if any, with respect to the notes being redeemed.

      From and after the date notice of redemption has been given as provided in the indenture, if funds for the redemption of any notes called for redemption have been made available on the redemption date, the notes being redeemed will cease to bear interest on the date fixed for the redemption specified in the notice and the only right of the holders of the notes will be to receive payment of the redemption price.

      Notice of any optional redemption of any notes will be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by the holder to be redeemed.

      If less than all the notes are to be redeemed at our option, we will notify the trustee under the indenture at least 45 days prior to the redemption date, or any shorter period as may be satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the redemption date. The trustee under the indenture shall select, in the manner as it shall deem fair and appropriate, the notes to be redeemed in whole or in part. Notes may be redeemed in part in the minimum authorized denomination for notes or in any integral multiple of such amount.

      The make-whole amount means, in connection with any optional redemption of any note, the excess, if any, of:

(1) the aggregate present value as of the date of the redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if the redemption had not been made, determined by discounting, on a semi-annual basis, the principal and interest on the note at the reinvestment rate (determined on the third business day preceding the date the notice of redemption is given) from the respective dates on which the principal and interest would have been payable if the redemption had not been made, over

(2) the aggregate principal amount of the notes being redeemed or paid.

      For purposes of the foregoing, reinvestment rate means             %                      of one percent) plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release (described below) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed or paid. If no maturity exactly corresponds to this maturity, yields for the two published maturities most closely corresponding to this maturity shall be calculated pursuant to the immediately preceding sentence and the reinvestment rate shall be interpolated or extrapolated from these yields on a straight-line basis, rounding in each of the relevant periods to the nearest month. For the purposes of calculating the reinvestment rate, the most recent Statistical Release published prior to the date of determination of the make-whole amount shall be used.

      “Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if the statistical release is not published at the time of any determination under the indenture, then any other reasonably comparable index which shall be designated by us.

Book-Entry Procedures

      The Depository Trust Company, New York, New York (“DTC”), will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co., which is DTC’s nominee. One fully-registered global note will be issued with respect to the notes.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others (the “indirect participants” and together with direct participants, the “participants”) such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

      Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, a “beneficial owner,” will in turn be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

      The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices will be sent to DTC. If less than all of the notes within a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the series to be redeemed.

      Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date, which are identified in a listing attached to the omnibus proxy.

      Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us, on the applicable payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of the payments to direct participants is the responsibility of DTC, and disbursement of the payments to the beneficial owners shall be the responsibility of direct and indirect participants.

      DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us. Under these circumstances, in the event that a successor securities depository is not obtained, certificates representing the notes will be printed and delivered.

      We may, at any time, decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates representing the notes will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

      Settlement for the notes will be made by the purchasers in immediately available funds. All payments of principal and interest will be made by us in immediately available funds or the equivalent, so long as DTC continues to make its Same-Day Funds Settlement System available to us.

PLAN OF DISTRIBUTION

      Subject to the terms and conditions stated in the terms agreement dated the date of this prospectus supplement, each of Banc of America Securities LLC and J.P. Morgan Securities Inc., as our agent, has agreed to use its reasonable efforts to solicit offers from Core Bond Products LLC, as depositor of the Core Investment Grade Bond Trust I, for the purchase of the entire principal amount of notes.

      If an agent communicates to us that it has received an offer for the purchase of notes at a price equal to 100% of the principal amount of the notes, then we are required to accept such offer, provided that the aggregate of all such offers is equal to $                     aggregate principal amount of notes.

      We are offering these notes to the Core Investment Grade Bond Trust I and ultimately to purchasers of pass-through certificates of the Core Investment Grade Bond Trust I offered simultaneously herewith through Core Bond Products LLC, as depositor of the Core Investment Grade Bond Trust I, utilizing the services of Banc of America Securities LLC and J.P. Morgan Securities Inc., as our agents. Each of Banc of America Securities LLC and J.P. Morgan Securities Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

      We have agreed to pay the agents an agents’ commission equal to      % of the principal amount of each note to be delivered to a purchaser whose offer has been solicited by each agent and which has been accepted or is required to be accepted by us.

      We estimate that our total expenses for this offering will be $                    .

      Each of the agents or their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The agents and their affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their business. In addition, affiliates of agents participating in this offering are lenders under one or both of our existing credit facilities. Because the amounts to be repaid to these affiliates from the net proceeds of the offering of the notes will exceed 10% of the net proceeds from the offering, this offering is being conducted in compliance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

      We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agents may be required to make because of any of those liabilities.

      Pursuant to the Trust Agreement to be entered into among Core Bond Products LLC, as depositor, Banc of America Securities LLC, as administrative agent, and the Bank of New York, as trustee, the trustee will assign to purchasers and subsequent holders of pass-through certificates of the Core Investment Grade Bond Trust I its rights against us and the agents under U.S. federal and state securities laws with respect to its purchase of notes and we and each of the agents has agreed not to contest the enforceability of such assignment.

      We have authorized the placement agents to deliver a copy of this prospectus supplement and the attached prospectus relating to the notes offered hereby to purchasers of the Core Investment Grade Bond Trust I pass-through trust certificates. This prospectus supplement and the accompanying prospectus relate only to us and the notes and do not relate to the Core Investment Grade Bond Trust I or the pass-through trust certificates. You should only rely on this prospectus supplement and the accompanying prospectus for a description of us and the notes.

      We have not been involved in the creation of the Core Investment Grade Bond Trust I or the preparation of the registration statement and related prospectus relating to the offering of its pass-through certificates. We are not partners or joint venturers or in any similar relationship with the Core Investment Grade Bond Trust I or any of the other issuers whose securities may be deposited in the Core Investment Grade Bond Trust I. Accordingly, we are not assuming any responsibilities for, or any liability or obligations with respect to, the Core Investment Grade Bond Trust I, the pass-through certificates, the securities of any other issuer that may be deposited into the Core Investment Grade Bond Trust I or the registration statement or prospectuses relating to the pass-through certificates or any such securities. Our responsibilities, liabilities and obligations are limited solely to the information contained or specifically incorporated by reference in this prospectus supplement and the accompanying prospectus and to our obligations under the notes and the indenture.

LEGAL MATTERS

      The validity of the notes will be passed upon for us by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Certain legal matters will be passed upon for the agents by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Mayer, Brown, Rowe & Maw has in the past represented and is currently representing us and certain of our current and former affiliates.

PROSPECTUS

Archstone-Smith Operating Trust

$800,000,000*

Debt Securities

        We will provide specific terms of the securities in supplements to this prospectus. You should carefully read this prospectus and any supplement before you invest.

      Our principal executive offices are located at 9200 E. Panorama, Suite 400, Englewood, Colorado 80112 and our telephone number is (303) 708-5959.

       Please see page 2 for risk factors relating to an investment in Archstone-Smith Operating Trust which you should consider.

*	Pursuant to Rule 429 under the Securities Act of 1933, this prospectus includes $377,229,900 of debt securities of Archstone-Smith Operating Trust which were registered under a previous registration statement.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is June 5, 2002

FORWARD-LOOKING STATEMENTS	i
ARCHSTONE-SMITH OPERATING TRUST	1
RISK FACTORS	2
RATIO OF EARNINGS TO FIXED CHARGES	5
USE OF PROCEEDS	5
DESCRIPTION OF DEBT SECURITIES	5
PLAN OF DISTRIBUTION	20
WHERE YOU CAN FIND MORE INFORMATION	21
EXPERTS	22
LEGAL MATTERS	22

FORWARD-LOOKING STATEMENTS

      Certain statements included in, or incorporated into, this prospectus supplement and the accompanying prospectus are “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the industry and markets in which we operate based on management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets that could adversely affect our cost of capital and our ability to meet our financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in these forward-looking statements. Information concerning expected investment balances, expected funding sources, planned investments, and revenue and expense growth assumptions are examples of forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

i

ARCHSTONE-SMITH OPERATING TRUST

      Archstone-Smith Operating Trust, which we refer to as the “Operating Trust,” is a real estate operating company focused on the operation, development, acquisition, redevelopment and long-term ownership of apartment communities in protected markets which have high barriers to entry. Our principal focus is to maximize shareholder value by:

•	Owning apartments in protected markets with limited land for new apartment construction, strong employment growth and expensive single-family homes;

•	Generating long-term sustainable growth in cash flow from operations;

•	Creating significant incremental value through the acquisition and development of new apartment properties;

•	Managing our invested capital through the disposition of assets that no longer meet our investment objectives in an effort to maximize long-term value creation, and redeploying that capital into investments in our protected core markets; and

•	Leveraging technology and innovation to improve our customer service delivery, strengthen our brand position and solidify our reputation for operational leadership.

      On October 31, 2001, we were reorganized into an umbrella partnership real estate investment trust or “UPREIT” structure which resulted in Archstone Communities Trust, which was the prior name of the Operating Trust, becoming a wholly owned subsidiary of Archstone-Smith Trust. This reorganization was followed by the merger of Charles E. Smith Residential Realty, Inc., which we refer to as “Smith Residential”, with and into Archstone-Smith Trust and the merger of Charles E. Smith Residential Realty L.P., which we refer to as the “Smith Partnership”, with and into Archstone Communities Trust. This series of merger transactions is collectively referred to as the “Smith Merger”. Our name was thereafter changed from Archstone Communities Trust to Archstone-Smith Operating Trust. As a result of the foregoing transactions, Archstone-Smith Trust owns substantially all of its assets and conducts substantially all of its business through the Operating Trust.

      We were formed in 1963 and are organized as a real estate investment trust under the laws of the State of Maryland and have elected to be treated as a partnership for federal income tax purposes. Our principal executive offices are located at 9200 E. Panorama, Suite 400, Englewood, Colorado 80112.

RISK FACTORS

      The following factors could affect our future financial performance:

We historically have not owned or operated high-rise apartment buildings and we may not have sufficient cash flow from operations to meet required payments of principal and interest or to pay distributions on our securities at expected rates if we fail to successfully operate the high-rise apartment buildings acquired in the Smith Merger.

      In the Smith Merger, the Operating Trust, acquired Smith Partnership’s interest in approximately 50 high-rise apartment buildings. The high-rise apartment building properties represent 32.5% of our combined portfolio based on net operating income for the first quarter of 2002. We historically have not owned or operated high-rise apartment buildings. If we fail to successfully operate these apartment buildings, we may not have sufficient cash flow from operations to meet required payments of principal and interest or to pay distributions on our securities at expected rates. In addition, if we determine to liquidate these high-rise apartment buildings over time, we may not be successful in doing so or may not do so at attractive prices, which could adversely affect our ability to make payments on our securities.

We will be restricted in our ability to sell the properties located in the Crystal City area of Arlington, Virginia without the consent of Messrs. Smith and Kogod, which could result in our inability to sell these properties at an opportune time and at increased costs to us.

      Under the shareholders’ agreement between Archstone-Smith Trust, the Operating Trust, Robert H. Smith and Robert P. Kogod, we are restricted from transferring specified high-rise properties located in the Crystal City area of Arlington, Virginia until October 31, 2016, without the consent of Messrs. Smith and Kogod, which could result in our inability to sell these properties at an opportune time and at increased costs to us. We are permitted to transfer these properties in connection with a sale of all of the properties in a single transaction or pursuant to a bona fide mortgage of any or all of such properties in order to secure a loan or other financing. Also, a sale of any of the properties acquired in the Smith Merger prior to January 1, 2022, could result in increased costs to us in light of the tax related undertakings made to the former Smith Partnership unitholders.

The operations of Archstone and Smith Residential may not be integrated successfully and the intended benefits of the Smith Merger may not be realized, which could have a negative impact on our ability to make payments on our securities.

      The completion of the Smith Merger poses risks for the ongoing operations of the Operating Trust, including that:

•	We may not achieve the expected cost savings and operating efficiencies from the Smith Merger, including the potential inability to realize economies of scale;

•	The Charles E. Smith Division, which operates a portfolio of high-rise properties, and garden community portfolios we acquired, may not perform as well as currently anticipated;

•	The concentration of our properties in a few identified markets increases our exposure to the economic conditions of those markets;

•	We may experience difficulties and incur expenses related to the retention of Smith Residential employees; and

•	We may not effectively merge and integrate Smith Residential’s operations.

      If we fail to successfully integrate Smith Residential and/or fail to realize the intended benefits of the Smith Merger, we may not have sufficient cash flow from operations to meet required payments of principal and interest or to pay distributions on our securities at expected rates.

We depend on our key personnel.

      Our success depends on our ability to attract and retain the services of executive officers, senior officers and company managers. There is substantial competition for qualified personnel in the real estate industry and the loss of several of our key personnel could have an adverse effect on us.

Debt financing could adversely affect our performance.

      We are subject to risks associated with debt financing and preferred equity. These risks include the risks that we will not have sufficient cash flow from operations to meet required payments of principal and interest or to pay distributions on our securities at expected rates, that we will be unable to refinance current or future indebtedness, that the terms of any refinancing will not be as favorable as the terms of existing indebtedness, and that we will be unable to make necessary investments in new business initiatives due to lack of available funds. Increases in interest rates could increase interest expense, which would adversely affect net earnings and cash available for payment of obligations. If we are unable to make required payments on indebtedness that is secured by a mortgage on our property, the asset may be transferred to the lender with a consequent loss of income and value to us.

      Additionally, our debt agreements contain customary covenants which, among other things, restrict our ability to incur additional indebtedness and, in certain instances, restrict our ability to engage in material asset sales, mergers, consolidations and acquisitions. These debt agreements also require us to maintain various financial ratios. Failure to comply with these covenants could result in a requirement to repay the indebtedness prior to its maturity, which could have an adverse effect on our operations and ability to make distributions to shareholders.

      Some of our debt instruments bear interest at variable rates. Increases in interest rates would increase our interest expense under these instruments and would increase the cost of refinancing these instruments and issuing new debt. As a result, higher interest rates would adversely affect cash flow and our ability to service our indebtedness.

      We had $4.0 billion in total debt outstanding as of March 31, 2002, of which $2.2 billion was secured by real estate assets and $701.7 million was subject to variable interest rates, including $234.4 million outstanding on our short-term credit facilities.

We may not have access to equity capital.

      A prolonged period in which real estate operating companies cannot effectively access the public equity markets may result in heavier reliance on alternative financing sources to undertake new investment activities.

We are subject to risks inherent in ownership of real estate.

      Real estate cash flows and values are affected by a number of factors, including changes in the general economic climate, local, regional or national conditions — such as an oversupply of rental communities or a reduction in rental demand in a specific area — the quality and philosophy of management, competition from other available properties and the ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations, including zoning, usage and tax laws, interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws. Although we seek to minimize these risks through our market research and property management capabilities, they cannot be totally eliminated.

We are subject to risks inherent in real estate development.

      We have developed or commenced development on a substantial number of apartment communities and expect to develop additional apartment communities in the future. Real estate development involves risks in addition to those involved in the ownership and operation of established communities, including the risks that financing, if needed, may not be available on favorable terms, construction may not be completed on schedule, contractors may default, estimates of the costs of developing apartment communities may prove to be inaccurate and communities may not be leased or rented on profitable terms or in the time frame anticipated. Timely construction may be affected by local weather conditions, local or national strikes and local or national shortages in materials, building supplies or energy and fuel for equipment. These risks may cause the development project to fail to perform as expected.

Real estate investments are relatively illiquid and we may not be able to sell properties when appropriate.

      Equity real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions.

We are subject to the Americans with Disabilities Act.

      Our communities must comply with Title III of the Americans with Disabilities Act to the extent that such communities are or contain public accommodations and/or commercial facilities as defined by the Act. The Act does not consider apartment communities to be public accommodations or commercial facilities, except for portions of such facilities which are open to the public, such as the leasing office. Noncompliance could result in imposition of fines or an award of damages to private litigants. We believe our communities comply with all present requirements under the Act and applicable state laws.

Compliance with environmental regulations may be costly.

      We must comply with certain environmental and health and safety laws and regulations related to the ownership, operation, development and acquisition of apartments. Under those laws and regulations, we may be liable for, among other things, the costs of removal or remediation of certain hazardous substances, including asbestos-related liability. Those laws and regulations often impose liability without regard to fault. As part of our due diligence procedures, we have conducted Phase I environmental assessments on each of our communities prior to acquisition; however, we cannot give any assurance that those assessments have revealed all potential liabilities. We are not aware of any environmental condition on any of our real estate investments which is likely to have a material adverse effect on our financial position or results of operations; however, we cannot give any assurance that any such condition does not exist or may not arise in the future.

Changes in laws may result in increased cost.

      We may not be able to pass on increased costs resulting from increases in real estate taxes, income taxes or other governmental requirements directly to our residents. Substantial increases in rents, as a result of those increased costs, may affect the ability of a resident to pay rent, causing increased vacancy. Changes in laws increasing potential liability for environmental conditions or increasing the restrictions on discharges or other environmental conditions may result in significant unanticipated expenditures.

We are subject to losses that may not be covered by insurance.

      There are types of losses, such as from war or terrorism, which may be uninsurable or not economically insurable. Additionally, many of our communities in California are located in the general vicinity of active earthquake fault lines. Although we maintain insurance to cover most reasonably likely risks, including earthquakes, if an uninsured loss or a loss in excess of insured limits occurs, we could lose both our invested capital in, and anticipated profits from, one or more communities. We would also be required to continue to repay mortgage indebtedness or other obligations related to such communities. Any such loss could materially adversely affect our business, financial condition and results of operations.

We have a concentration of investments in certain markets.

      At March 31, 2002, approximately 35.5% of our apartment communities are located in the Greater Washington, D.C. Metropolitan Area, 12.2% of our apartment communities are located in Southern California and 9.9% of our apartment communities are located in the San Francisco Bay Area of California, based on net operating income. Southern California is the geographic area comprised of the Los Angeles, Inland Empire, Orange County, San Diego and Ventura County markets. We are, therefore, subject to increased exposure — positive or negative — to economic and other competitive factors specific to protected markets within these geographic areas.

Our business is subject to extensive competition.

      There are numerous commercial developers, real estate companies and other owners of real estate that we compete with in seeking land for development, apartment communities for acquisition and disposition and residents for apartment communities. All of our apartment communities are located in developed areas that include other apartment communities. The number of competitive apartment communities in a particular area could have a material adverse effect on our ability to lease units and on the rents charged. In addition, single-family homes and other residential properties provide housing alternatives to residents and potential residents of our apartment communities.

RATIO OF EARNINGS TO FIXED CHARGES

      For purposes of computing these ratios, “earnings” consist of earnings from operations plus fixed charges other than capitalized interest and “fixed charges” consist of interest on borrowed funds, including capitalized interest and amortization of debt discount expense.

Three Months Ended
March 31,(1)		Years Ended December 31,

2002	2001	2001(1)	2000	1999	1998	1997(2)

2.1	1.8	2.0	1.9	1.9	1.9	1.1

(1)	In determining earnings and fixed charges, information for Charles E. Smith, which merged with us on October 31, 2001, was included for the last two months of the year ended December 31, 2001 and the three months ended March 31, 2002 only.

(2)	Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring Archstone’s real estate investment trust and property management companies from Security Capital Group Incorporated. Excluding the charge, the ratio of earnings to combined fixed charges and preferred share distributions for the year ended December 31, 1997 would be 2.0.

USE OF PROCEEDS

      We will use the net proceeds from the sale of the debt securities for the development, acquisition and redevelopment of additional apartment communities, as suitable opportunities arise, for the repayment of outstanding indebtedness at that time and for working capital and general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

      The following description sets forth various general terms and provisions of the debt securities to which this prospectus and any applicable prospectus supplement may relate. We may issue debt securities under an indenture, dated as of February 1, 1994, as supplemented by the First Supplemental Indenture, dated as of February 2, 1994 between us and State Street Bank and Trust Company, as trustee. The indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and may be read at the corporate trust office of the trustee at Two Avenue de Lafayette, Boston, Massachusetts 02111 or as described below under “Where You Can Find More Information.” The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the indenture and the debt securities to be issued thereunder are summaries of the provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the debt securities. All section references appearing below are to sections of the indenture.

General

      The debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The indenture provides that the debt securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of our board of trustees or as established in one or more supplemental indentures. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series (Section 301).

      There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to that series (Section 608). If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Sections 101 and 609), and, except as otherwise indicated in this prospectus, any action described in this prospectus to be taken by the trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

      Please refer to the prospectus supplement relating to the series of debt securities being offered for the specific terms thereof, including:

(1) the title of the series of debt securities;

(2) the aggregate principal amount of the series of debt securities and any limit on the principal amount;

(3) the percentage of the principal amount at which the debt securities of the series will be issued and, if other than the full principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity thereof, or the method by which any portion will be determined;

(4) the date or dates, or the method by which the date or dates will be determined, on which the principal of the debt securities will be payable and the amount of principal payable on the debt securities;

(5) the rate or rates at which the debt securities will bear interest, if any — which may be fixed or variable — or the method by which the rate or rates will be determined;

(6) the date or dates, or the method by which the date or dates will be determined, from which any interest will accrue, the interest payment dates on which any interest will be payable, the regular record dates for the interest payment dates, or the method by which the dates will be determined, the person to whom, and the manner in which, the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year comprised of twelve 30-day months;

(7) the place or places where the principal of — and premium or make-whole amount, if any — and interest and additional amounts, if any, on the debt securities of that series will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the indenture may be served;

(8) the period or periods within which, the price or prices, including the premium or make-whole amount, if any, at which, the currency or currencies in which, and the other terms and conditions upon which the debt securities of that series may be redeemed, as a whole or in part, at our option, if we are to have such an option;

(9) our obligation, if any, to redeem, repay or purchase the debt securities of the series pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, the date or dates upon which, the price or prices at which, the currency or currencies, currency unit or units or composite currency or currencies in which, and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to that obligation;

(10) if other than United States dollars, the currency or currencies in which the debt securities of the series are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

(11) whether the amount of payments of principal of — and premium or make-whole amounts, if any — or interest, if any, on the debt securities of the series, if any, may be determined with reference to an index, formula or other method and the manner in which those amounts will be determined — the index, formula or method may be, but need not be, based on a currency or currencies, currency unit or units or composite currency or currencies;

(12) whether the principal of payments of principal of — and premium or make-whole amounts, if any — or interest, if any, or additional amounts, if any, on the debt securities of the series are to be payable, at our election or at the election of a holder of the debt securities, in a currency or currencies, currency unit or units or composite currency or currencies, other than that in which the debt securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies in which the debt securities are denominated or stated to be payable and the currency or currencies in which the debt securities are to be so payable;

(13) any additions to, modifications of or deletions from the terms of the series of debt securities with respect to the events of default or covenants set forth in the indenture;

(14) whether the debt securities of that series will be issued in certificated or book-entry form;

(15) whether the debt securities of that series will be in registered or bearer form and, if in registered form, the denominations of the debt securities if other than $1,000 and any integral multiple of the debt securities and, if in bearer form, the denominations of the debt securities if other than $5,000 and the terms and conditions relating to the debt securities;

(16) the applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the indenture to the series of debt securities and any additions or substitutions of those provisions;

(17) if the debt securities of the series are to be issued upon the exercise of debt warrants, the time, manner and place for the debt securities to be authenticated and delivered;

(18) whether and under what circumstances we will pay additional amounts as contemplated in the indenture on the debt securities of the series in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities in lieu of making the payment; and

(19) any other terms of the series of debt securities not inconsistent with the provisions of the indenture (Section 301).

      We may issue original discount securities. “Original discount securities” refer to debt securities which may provide that less than the entire principal amount of the debt securities will be paid if the their maturity is accelerated, or bear no interest or bear interest at a rate which at the time of issuance is below market rates. Special United States federal income tax, accounting and other considerations apply to original issue discount securities and will be described in the applicable prospectus supplement.

      Under the indenture, in addition to the ability to issue debt securities with terms different from those of debt securities previously issued, we will have the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the series without the consent of the holders.

      Except as explained below under “Covenants — Limitations on Incurrence of Debt,” the indenture contains no other provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. Reference is made to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants made by us that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denominations, Interest and Registration

      Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in registered form will be issuable in denominations of $1,000 and integral multiples of $1,000. Unless otherwise described in the applicable prospectus supplement, the debt securities of any series issued in bearer form will be issuable in denominations of $5,000 (Section 302).

      Unless otherwise specified in the applicable prospectus supplement, the principal of — and premium or make-whole amount, if any — and interest on any series of debt securities will be payable at the corporate trust office of the trustee, initially located at Two Avenue de Lafayette, Boston, Massachusetts 02111; provided that, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the security register or by wire transfer of funds to the person to an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

      If any interest payment date, principal payment date or the maturity date falls on a day that is not a business day, the required payment will be made on the next business day as if it were made on the date the payment was due and no interest will accrue on the amount so payable for the period from and after the interest payment date, principal payment date or the maturity date, as the case may be. “Business day” means any day, other than a Saturday or Sunday, on which banks in Boston, Massachusetts are not required or authorized by law or executive order to close. Any interest not punctually paid or duly provided for on any interest payment date with respect to a debt security will no longer be payable to the holder on the applicable regular record date and either may be paid to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which will be given to the holder of the debt security not less than 10 days prior to the special record date, or may be paid at any time in any other lawful manner, all as more completely described in the indenture (Section 307).

Merger, Consolidation or Sale

      We may consolidate with, or sell, lease or convey all or substantially all of our assets to, or merge with or into, any other entity, provided that:

(1) either we are the continuing entity, or the successor entity, if other than us, formed by or resulting from the transaction is a person organized and existing under the laws of the United States or any State thereof and will expressly assume payment of the principal of — and premium or make-whole amount, if any — and any interest, including additional amounts, if any, on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indenture;

(2) immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of ours or any of our subsidiaries as a result of the transaction as having been incurred by us or the subsidiary at the time of the transaction, no event of default under the indenture, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; and

(3) an officer’s certificate and legal opinion covering such conditions will be delivered to the trustee (Sections 801 and 803).

Covenants

      Limitations on Incurrence of Debt. We will not, and will not permit any subsidiary to, incur any Debt (as defined below) if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds thereof, the aggregate principal amount of all of our outstanding Debt and our subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles is greater than 60% of the sum of, without duplication

(1) our Total Assets (as defined below) as of the end of the calendar quarter covered in our Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Securities and Exchange Commission, or, if the filing is not permitted under the Securities Exchange Act of 1934, with the trustee, prior to the incurrence of the additional Debt and

(2) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received — to the extent that the proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt — by us or any subsidiary since the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of the additional Debt (Section 1004).

      In addition to the foregoing limitation on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of our property or the property of any subsidiary if, immediately after giving effect to the incurrence of the additional Debt and the application of the proceeds from the Debt, the aggregate principal amount of all of our outstanding Debt and the Debt of our subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on our property or the property of any subsidiary is greater than 40% of our Total Assets (Section 1004).

      In addition to the foregoing limitations on the incurrence of Debt, we will not, and will not permit any subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service (as defined below) to the Annual Service Charge (as defined below) for the four consecutive fiscal quarters most recently ended prior to the date on which the additional Debt is to be incurred will have been less than 1.5:1, on a pro forma basis after giving effect thereto and to the application of the proceeds from the Debt, and calculated on the assumption that:

(1) the Debt and any other Debt incurred by us and our subsidiaries since the first day of the four-quarter period and the application of the proceeds from the Debt, including to refinance other Debt, had occurred at the beginning of that period;

(2) the repayment or retirement of any other Debt by us and our subsidiaries since the first day of the four-quarter period had been incurred, repaid or retired at the beginning of the period — except that, in making that computation, the amount of Debt under any revolving credit facility will be computed based upon the average daily balance of the Debt during the period;

(3) in the case of Acquired Debt (as defined below) or Debt incurred in connection with any acquisition since the first day of the four-quarter period, the related acquisition had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition being included in the pro forma calculation; and

(4) in the case of any acquisition or disposition by us or our subsidiaries of any asset or group of assets since the first day of the four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, the acquisition or disposition or any related repayment of Debt had occurred as of the first day of the period with the appropriate adjustments with respect to the acquisition or disposition being included in the pro forma calculation (Section 1004).

      Existence. Except as permitted under “— Merger, Consolidation or Sale,” we will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights, whether provided under the declaration of trust or by statute, and franchises; provided, however, that we will not be required to preserve any right or franchise if we determine that its preservation is no longer desirable in the conduct of our business and that the its loss is not disadvantageous in any material respect to the holders of the debt securities (Section 1005).

      Maintenance of Properties. We will maintain and keep all of our properties used or useful in the conduct of our business or the business of any subsidiary in good condition, repair and working order and supplied with all necessary equipment and will make all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that we and our subsidiaries will not be prevented from selling or otherwise disposing for value our properties in the ordinary course of business (Section 1006).

      Insurance. We will, and will cause each of our subsidiaries to, keep all of our insurable properties insured against loss or damage at least equal to their then full insurable value with financially sound and reputable insurance companies (Section 1007).

      Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged, before the same will become delinquent,

(1) all taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon our or any subsidiary’s income, profits or property and

(2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our or any subsidiary’s property;

provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1008).

      Provision of Financial Information. Whether or not we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, we will, to the extent permitted under the Securities Exchange Act of 1934, timely file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 and 15(d). We will also in any event:

(1) within 15 days of each required filing date (x) transmit by mail to all holders of debt securities, as their names and addresses appear in the security register, without cost to the holders, copies of the annual reports and quarterly reports which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if we were subject to those sections and (y) file with the trustee copies of the annual reports, quarterly reports and other documents which we would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 if we were subject to those sections; and

(2) if filing the documents by us with the Securities and Exchange Commission is not permitted under the Securities Exchange Act of 1934, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of the documents to any prospective holder (Section 1009).

Important Definitions

      As used in this prospectus,

      “Acquired Debt” means Debt of a person:

(1) existing at the time the person becomes a subsidiary; or

(2) assumed in connection with the acquisition of assets from the person,

in each case, other than Debt incurred in connection with, or in contemplation of, the person becoming a subsidiary or the acquisition. Acquired Debt will be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes a subsidiary.

      “Annual Service Charge” as of any date means the maximum amount which is payable in any period for interest on, and original issue discount of, any of our or our subsidiaries’ Debt and the amount of dividends which are payable in respect of any Disqualified Stock.

      “Capital Stock” means, with respect to any person, any capital stock — including preferred stock — shares, interests, participations or other ownership interests, however designated, of the person and any rights, other than debt securities convertible into or exchangeable for corporate stock, warrants or options to purchase any thereof.

      “Consolidated Income Available for Debt Service” for any period means Earnings from Operations (as defined below) plus amounts which have been deducted, and minus amounts which have been added, for the following, without duplication:

(1) interest on our or any of our subsidiaries’ Debt;

(2) provision for taxes based on income;

(3) amortization of debt discount;

(4) provisions for gains and losses on properties and property depreciation and amortization;

(5) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for the period; and

(6) amortization of deferred charges.

      “Debt” means any of our or our subsidiaries’ indebtedness, whether or not contingent, in respect of:

(1) borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(2) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property owned by us or any subsidiary;

(3) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement;

(4) the principal amount of all of our or any of our subsidiaries’ obligations with respect to redemption, repayment or other repurchase of any Disqualified Stock; or

(5) any lease of property by us or any subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with generally accepted accounting principles,

to the extent, in the case of items of indebtedness under (1) through (3) above, that any such items, other than letters of credit, would appear as a liability on our consolidated balance sheet in accordance with generally accepted accounting principles, and also includes, to the extent not otherwise included, any obligation by us or any subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise — other than for purposes of collection in the ordinary course of business — Debt of another person, other than us or any subsidiary. Debt will be deemed to be incurred by us or any subsidiary whenever we or a subsidiary will create, assume, guarantee or otherwise become liable in respect of a Debt.

      “Disqualified Stock” means, with respect to any person, any Capital Stock of that person which by the terms of the Capital Stock — or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable — upon the happening of any event or otherwise:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise;

(2) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock; or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case on or prior to the Stated Maturity of the series of debt securities.

      “Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, net as reflected in the financial statements of us and our subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles.

      “Total Assets” as of any date means the sum of (1) our Undepreciated Real Estate Assets and (2) all other assets of ours determined in accordance with generally accepted accounting principles, but excluding accounts receivable and intangibles.

      “Undepreciated Real Estate Assets” as of any date means the cost — original cost plus capital improvements — of real estate assets of ours and our subsidiaries on that date, before depreciation and amortization determined on a consolidated basis in accordance with generally accepted accounting principles.

Events of Default, Notice and Waiver

      The following events are “events of default” with respect to any series of debt securities issued under the indenture:

(1) default for 30 days in the payment of any installment of interest or additional amounts payable on any debt security of that series;

(2) default in the payment of the principal of — or premium or make-whole amount, if any, on — any debt security of that series at its maturity;

(3) default in making any sinking fund payment as required for any debt security of that series;

(4) default in the performance of any other covenant of ours contained in the indenture — other than a covenant added to the indenture solely for the benefit of a series of debt securities issued thereunder other than that series — continued for 60 days after written notice as provided in the indenture;

(5) default in the payment of an aggregate principal amount exceeding $10,000,000 of any evidence of indebtedness of ours or any mortgage, indenture or other instrument under which the indebtedness is issued or by which the indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of the indebtedness, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled;

(6) the entry by a court of competent jurisdiction of one or more judgments, orders or decrees against us or any of our subsidiaries in an aggregate amount, excluding amounts fully covered by insurance, in excess of $10,000,000 and such judgments, orders or decrees remain undischarged, unstayed and unsatisfied in an aggregate amount, excluding amounts fully covered by insurance, in excess of $10,000,000 for a period of 30 consecutive days;

(7) specified events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of us or any of our significant subsidiaries or for all or substantially all of either of its property; and

(8) any other event of default provided with respect to a particular series of debt securities (Section 501).

      The term “significant subsidiary” means each significant subsidiary — as defined in Regulation S-X promulgated by the Securities and Exchange Commission — of ours.

      If an event of default under the indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every such case the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, of, and the make-whole amount, if any, on, all of the debt securities of that series to be due and payable immediately by written notice of the default to us, and to the trustee if given by the holders. If the debt securities of that series are original issue discount securities or indexed securities, that the trustee or the holders may declare the portion of the principal amount as may be specified in its terms of the debt security to be due and payable immediately. However, at any time after a declaration of acceleration with respect to debt securities of that series, or of all debt securities then outstanding under the indenture, as the case may be, has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding debt securities of that series, or of all debt securities then outstanding under the indenture, as the case may be, may rescind and annul the declaration and its consequences if:

(1) we shall have deposited with the trustee all required payments of the principal of — and premium or make-whole amount, if any — and interest, and any additional amounts, on the debt securities of that series, or of all debt securities then outstanding under the indenture, as the case may be, plus specified fees, expenses, disbursements and advances of the trustee; and

(2) all events of default, other than the nonpayment of accelerated principal — or specified portion thereof and the make-whole amount, if any — or interest, with respect to debt securities of that series, or of all debt securities then outstanding under the indenture, as the case may be, have been cured or waived as provided in the indenture (Section 502).

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the indenture, as the case may be, may waive any past default with respect to that series and its consequences, except a default:

(1) in the payment of the principal of — or premium or make-whole amount, if any — or interest or additional amounts payable on any debt security of that series; or

(2) in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security affected thereby (Section 513).

      The trustee is required to give notice to the holders of debt securities within 90 days of a default under the indenture; provided, however, that the trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series if the responsible officers of the trustee consider such withholding to be in the interest of the holders. Nevertheless, the trustee may not withhold notice of a default in the payment of the principal of — or premium or make-whole amount, if any — or interest or additional amounts payable on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series (Section 601).

      The indenture provides that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy under the indenture, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of reasonable indemnity (Section 507). This provision will not prevent, however, any holder of debt securities from instituting suit for the enforcement of payment of the principal of — and premium or make-whole amount, if any — interest on, and additional amounts payable with respect to, that debt securities at the respective due dates of the debt securities (Section 508).

      Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of any series of debt securities then outstanding under the indenture, unless the holders shall have offered to the trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the indenture, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of debt securities of the series not joining therein (Section 512).

      Within 120 days after the close of each fiscal year, we must deliver to the trustee a certificate, signed by one of several specified officers, stating whether or not that officer has knowledge of any default under the indenture and, if so, specifying each such default and the nature and status thereof (Section 1010).

Modification of the Indenture

      Modifications and amendments of the indenture may be made with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities which are affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected by modifications or amendments:

(1) change the stated maturity of the principal of — or premium or make-whole amount, if any — or any installment of principal of or interest or additional amounts payable on, any such debt security;

(2) reduce the principal amount of, or the rate or amount of interest on, or any premium or make-whole amount payable on redemption of, or any additional amounts payable with respect to, any such debt security, or reduce the amount of principal of an original issue discount security or make-whole amount, if any, that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such debt security;

(3) change the place of payment, or the coin or currency, for payment of principal of — and premium or make-whole amount, if any — or interest on, or any additional amounts payable with respect to, any such debt security;

(4) impair the right to institute suit for the enforcement of any payment on or with respect to any such debt security;

(5) reduce the above-stated percentage of outstanding debt securities of any series necessary to modify or amend the indenture, to waive compliance with specified provisions of the indenture or specified defaults and consequences under the indenture or to reduce the quorum or voting requirements set forth in the indenture; or

(6) modify any of the foregoing provisions or any of the provisions relating to the waiver of specified past defaults or specified covenants, except to increase the required percentage to effect such action or to provide that specified other provisions may not be modified or waived without the consent of the holder of the effected debt security (Section 902).

      The holders of not less than a majority in principal amount of outstanding debt securities have the right to waive compliance by us with specified covenants in the indenture (Section 1012).

      We and the trustee may modify and amend the indenture without the consent of any holder of debt securities for any of the following purposes:

(1) to evidence the succession of another person to us as obligor under the indenture;

(2) to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

(3) to add events of default for the benefit of the holders of all or any series of debt securities;

(4) to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize specified terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

(5) to change or eliminate any provisions of the indenture, provided that any such change or elimination will become effective only when there are no debt securities outstanding of any series created prior thereto which are entitled to the benefit of that provision;

(6) to secure the debt securities;

(7) to establish the form or terms of debt securities of any series and any related coupons;

(8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

(9) to cure any ambiguity, defect or inconsistency in the indenture or to make any other changes, provided that in each case, the action shall not adversely affect the interests of holders of debt securities of any series in any material respect;

(10) to close the indenture with respect to the authentication and delivery of additional series of debt securities or to qualify, or maintain qualification of, the indenture under the Trust Indenture Act; or

(11) to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect (Section 901).

      The indenture provides that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities:

(1) the principal amount of an original issue discount security that shall be deemed to be outstanding will be the amount of the principal thereof that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of the debt security;

(2) the principal amount of a debt security denominated in a foreign currency that shall be deemed outstanding will be the United States dollar equivalent, determined on the issue date for the debt security, of the principal amount, or, in the case of an original issue discount security, the United States dollar equivalent on the issue date of the debt security of the amount determined as provided in (1) above;

(3) the principal amount of an indexed security that shall be deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security pursuant to Section 301 of the indenture; and

(4) debt securities owned by us or any other obligor upon the debt securities or any of our affiliates or of the other obligor will be disregarded (Section 101).

      The indenture contains provisions for convening meetings of the holders of debt securities of a series (Section 1501). A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of that series, in any such case upon notice given as provided in the indenture (Section 1502). Except for any consent that must be given by the holder of each debt security affected by specified modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series.

      The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding debt securities of a series. However, if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding debt securities of a series, the persons holding or representing the specified percentage in principal amount of the outstanding debt securities of that series will constitute a quorum (Section 1504).

      Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of debt securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding debt securities affected thereby, or of the holders of that series and one or more additional series:

(1) there will be no minimum quorum requirement for the meeting; and

(2) the principal amount of the outstanding debt securities of such series that vote in favor of the request, demand, authorization, direction, notice, consent, waiver or other action will be taken into account in determining whether the request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the indenture (Section 1504).

      Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the indenture to be given or taken by a specified percentage in principal amount of the holders of any or all series of debt securities may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the specified percentage of holders in person or by agent duly appointed in writing; and, except as otherwise expressly provided in the indenture, the action will become effective when the instrument or instruments are delivered to the trustee. Proof of execution of any instrument or of a writing appointing any such agent will be sufficient for any purpose of the indenture and, subject to Article Six of the indenture, conclusive in favor of the trustee and us, if made in the manner specified above (Section 1507).

Discharge, Defeasance and Covenant Defeasance

      We may discharge specified obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year. This discharge will be completed by irrevocably depositing with the trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable in an amount sufficient to pay the entire indebtedness on the debt securities in respect of principal — and premium or make-whole amount, if any — and interest and additional amounts payable to the date of the deposit, if the debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be (Section 401).

      The indenture provides that, if the provisions of Article Fourteen are made applicable to the debt securities of or within any series pursuant to Section 301 of the indenture, we may elect either:

(1) to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1402); or

(2) to be released from its obligations with respect to the debt securities under the covenants described above and, if provided pursuant to Section 301 of the indenture, its obligations with respect to any other covenant, and any omission to comply with the obligations will not constitute a default or an vent of default with respect to the debt securities (Section 1403),

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency or currencies, currency unit or units or composite currency or currencies in which the debt securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to the debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of — and premium or make-whole amount, if any — and interest on the debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates for the debt securities.

      A trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the indenture (Section 1404).

      “Government Obligations” means securities which are:

(1) direct obligations of the United States of America or the government which issued the foreign currency in which the debt securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or

(2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the debt securities of the series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by the custodian for the account of the holder of a depository receipt, provided that, except as required by law, the custodian is not authorized to make any deduction from the amount payable to the holder of the depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by the depository receipt (Section 101).

      Unless otherwise provided in the applicable prospectus supplement, if after we have deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to debt securities of any series:

(1) the holder of a debt security of the series is entitled to, and does, elect pursuant to Section 301 of the indenture or the terms of the debt security to receive payment in a currency, currency unit or composite currency other than that in which the deposit has been made in respect of the debt security; or

(2) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which the deposit has been made,

the indebtedness represented by the debt security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of — and premium or make-whole amount, if any — and interest on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency, currency unit or composite currency in which the debt security becomes payable as a result of the election or the cessation of usage based on the applicable market exchange rate (Section 1405). “Conversion Event” means the cessation of use of:

(1) a currency, currency unit or composite currency, other than the ECU or other currency unit, both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community;

(2) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or

(3) any currency unit or composite currency other than the ECU for the purposes for which it was established.

Unless otherwise provided in the applicable prospectus supplement, all payments of principal of — and premium or make-whole amount, if any — and interest on any debt security that is payable in a foreign currency that ceases to be used by its government of issuance will be made in United States dollars (Section 101).

      In the event we effect covenant defeasance with respect to any debt securities and the debt securities are declared due and payable because of the occurrence of any event of default, the amount in such currency, currency unit or composite currency in which the debt securities are payable, and Government Obligations on deposit with the trustee, will be sufficient to pay amounts due on the debt securities at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities at the time of the acceleration resulting from the event of default. However, we would remain liable to make payment of the amounts due at the time of acceleration. Nevertheless, the event of default described in clause (4) under “— Events of Default, Notice and Waiver” with respect to Sections 1004 to 1009, inclusive, of the indenture and described in clause (7) under “— Events of Default, Notice and Waiver” with respect to any other covenant as to which there has been covenant defeasance would no longer be applicable to the debt securities.

      The applicable prospectus supplement may further describe the provisions, if any, permitting the defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Registration and Transfer

      Subject to specified limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the trustee referred to above. In addition, subject to specified limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer at the corporate trust office of the trustee referred to above. Every debt security surrendered for registration of transfer or exchange will be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 305). We may at any time designate a transfer agent, in addition to the trustee, with respect to any series of debt securities. If we have designated such a transfer agent or transfer agents, we may at any time rescind the designation of any such transfer agent or approve a change in the location at which any such transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the series (Section 1002).

      Neither we nor the trustee will be required to

(1) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

(2) register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

(3) issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid (Section 305).

Book-Entry Procedures

      The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to the series. global securities, if any, are expected to be deposited with The Depository Trust Company, as depository. Global securities may be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee of the depository to a successor depository or any nominee of the successor.

      The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to the series. Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

      Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depository, which we refer to as “participants.” Such accounts will be designated by the underwriters, dealers or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee and records of participants, with respect to beneficial interests of participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

      So long as the depository for a global security or its nominee is the registered owner of the global security, the depository or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any the debt securities of the series in definitive form and will not be considered the owners or holders thereof under the indenture.

      Payments of principal of, any premium or make-whole amount and any interest on, or any additional amounts payable with respect to, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing the debt securities. None of us, the trustee, any paying agent or the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that the depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium, make-whole amount or interest in respect of a permanent global security representing any of the debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security for the debt securities as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of the participants.

      If a depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of the series in exchange for the global security representing the series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to the debt securities, determine not to have any debt securities of the series represented by one or more global securities and, in such event, will issue individual debt securities of the series in exchange for the global security or securities representing the series of debt securities. Individual debt securities of the series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

No Personal Liability

      No past, present or future trustee, officer, employee or shareholder, as such, of ours or any successor will have any liability for any obligations of us under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting the debt securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of debt securities (Section 111).

Trustee

      There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to the series (Section 608). In the event that two or more persons are acting as trustee with respect to different series of debt securities, each such trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee (Sections 101 and 609), and except as otherwise indicated herein, any action described herein to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

PLAN OF DISTRIBUTION

      We may sell the debt securities to one or more underwriters or dealers for public offering and sale by them or may sell the debt securities to investors directly or through agents, which agents may be affiliated with us. Any underwriter, dealer or agent involved in the offer and sale of the debt securities will be named in the applicable prospectus supplement.

      The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices (any of which may represent a discount from the prevailing market price). We also may, from time to time, authorize underwriters acting as our agents to offer and sell the debt securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of debt securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the debt securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward various civil liabilities, including liabilities under the Securities Act of 1933. Any such indemnification agreements will be described in the applicable prospectus supplement.

      If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by various institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate principal amount of debt securities sold pursuant to delayed delivery contracts will be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except:

(1) the purchase by an institution of the debt securities covered by its delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject; and

(2) if the debt securities are being sold to underwriters, we shall have sold to the underwriters the total principal amount of the debt securities less the principal amount thereof covered by delayed delivery contracts.

      Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contains additional relevant information about debt securities. The rules and regulations of the Securities and Exchange Commission allow us to omit specified information included in the registration statement from this prospectus. In addition, we file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy any of this information at the following location of the Securities and Exchange Commission:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

      You may obtain information on the operation of the Securities and Exchange Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330.

      The Securities and Exchange Commission also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including the Operating Trust, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov. Reports, proxy statements and other information concerning the Operating Trust may also be inspected at the offices of the New York Stock Exchange, which are located at 20 Broad Street, New York, New York 10005.

      The Securities and Exchange Commission allows us to “incorporate by reference” information in this document, which means that the Operating Trust can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this document.

      The documents listed below that we have previously filed with the Securities and Exchange Commission (file no. 1-10272) are considered to be a part of this prospectus. They contain important business and financial information about us that is not included in or delivered with this document.

2001 Annual Report on Form 10-K	Filed on March 29, 2002
Quarterly Report on Form 10-Q	Filed on May 15, 2002

      All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby will be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which is incorporated or is deemed to be incorporated by reference herein, modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information which has been incorporated by reference in this prospectus (not including exhibits to that information unless those exhibits are specifically incorporated by reference in that information). Requests should be directed to Archstone-Smith Operating Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112, Attention: Secretary, telephone number: (303) 708-5959.

EXPERTS

      The consolidated financial statements and schedule of Archstone-Smith Operating Trust (formerly known as Archstone Communities Trust) as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      With respect to the unaudited interim financial information of Archstone-Smith Operating Trust for the periods ended March 31, 2002 and 2001, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in Archstone-Smith Operating Trust’s quarterly report on Form 10-Q for the quarter ended March 31, 2002, incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LEGAL MATTERS

      The validity of the debt securities will be passed upon for us by Mayer, Brown, Rowe & Maw, Chicago, Illinois. Mayer, Brown, Rowe & Maw has in the past represented and is currently representing us and various of our affiliates.

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Archstone-Smith Operating Trust

              % Notes due

PROSPECTUS SUPPLEMENT

Banc of America Securities LLC

JPMorgan